TSX Exchange "VIR"
ViRexx Medical Corp.
For Immediate Release

          VIREXX TO PRESENT AT TECHNOLOGY FINANCE 2005

EDMONTON,  Alberta  -  November 15, 2005  -ViRexx  Medical  Corp.
(TSX:VIR) a company focused on immunotherapy treatments for certain cancers, chronic hepatitis B & C and embolotherapy treatments for tumors, today announced that Marc Canton, President and Chief Operating Officer of ViRexx, is scheduled to present at the upcoming Technology Finance Conference 2005 in Milan, Italy. The presentation is scheduled for 11:20 a.m. (local time) on Thursday, November 17, 2005. The Technology Finance Conference will be held from November 17-18, 2005 at the Jolly Hotel President in Milan.

The Technology Finance Conference is focused on emerging growth nanotech, high tech, biotech, medical and biometric companies from cutting edge backgrounds, including innovative research vehicles and life enhancing pipelines. The event brings together companies and institutional investors, venture capitalists, senior corporate executives and experts from the scientific and medical communities.

About ViRexx Medical Corp.
ViRexx is an Edmonton, Alberta based biotechnology company focused on the development of novel therapeutic products for the treatment of certain cancers and specified chronic viral infections. ViRexx's most advanced programs include drug candidates for the treatment of ovarian cancer, chronic hepatitis B & C and solid tumors.

ViRexx's lead product, OvaRexr MAb, a therapy for the treatment of late-stage ovarian cancer, is currently the subject of two Phase III clinical trials being funded by ViRexx's licensing partner Unither Pharmaceuticals, Inc., a subsidiary of United Therapeutics Corporation. For additional information about ViRexx, please see www.virexx.com.

   THE TSX HAS NOT APPROVED OR DISAPPROVED OF THE INFORMATION
                        CONTAINED HEREIN

This news release contains certain forward-looking statements that reflect the current views and/or expectations of the Company with respect to its performance, business and future events. Such statements are subject to a number of risks, uncertainties and assumptions. Actual results and events may vary significantly.

For more information, please contact:
Marc Canton         Ross Marshall        Kim Golodetz
Chief     Operating Investor Relations   Investor Relations
Officer             The   Equicom  Group Lippert/Heilshorn &
ViRexx      Medical Inc.                 Associates Inc.
Corp.               Tel:  (800) 385 5451 Tel: (212) 838 -3777
Tel: (780) 989-6717 ext. 238             Fax: (212) 838 -4568
Fax: (780) 436-0068 Fax: (416) 815-0080  kgolodetz@lhai.com
mcanton@virexx.com  rmarshall@equicomgr
                    oup.com